Exhibit 10.30

October 10, 2022

BY EMAIL

Dear Jeff:

This letter agreement (this “Letter”) confirms the changes to your relationship with Greenidge Generation Holdings Inc. (the “Company”) and its subsidiaries and affiliates (together with the Company, the “Company Group”). You and the Company agree that this Letter represents the full and complete understanding concerning your separation of employment from the Company.

1.Separation of Employment and Consulting Period.

(a)Effective as of the end of October 7, 2022 (the “Separation Date”), you and the Company agree that you ceased to be employed by the Company. By accepting and agreeing to this Letter, you hereby confirm notice of your resignation effective as of the Separation Date, from your roles as Chief Executive Officer of the Company and member of the Company’s Board of Directors (the “Board”), as well as any and all titles, positions and appointments you hold with the Company or any member of the Company Group, or as a fiduciary with respect to any employee benefit plans or trusts established by the Company Group, whether as an officer, director, trustee, committee member, agent or otherwise, other than in your capacity as a consultant to the Company, as described below. Effective as of the date of this Letter, without the prior approval of the Board in your capacity as a consultant to the Company (as described below), you will have no authority to enter into any commitment or obligation binding upon any member of the Company Group and will not hold yourself out as having such authority to enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision- making capacity with respect to any member of the Company Group. You agree to promptly execute such documents as reasonably necessary to effect such resignations. The Company will pay to you, no later than the first payroll date after the date hereof, (i) all accrued base salary (payable in accordance with the ordinary payroll practices of the Company), and (ii) any other amounts or benefits required to be paid or provided to you by applicable law or accrued and vested for your benefit under the benefit plans of the Company through and including the Separation Date.

(b)From the Separation Date through the one-year anniversary of the Separation Date (the “Consulting Period”), you were and will be reasonably available to provide consulting services to the Company in exchange for the Consulting Fee (as defined below). During the Consulting Period, you agree to (i) assist in transitioning your duties and responsibilities with the Company; (ii) continue to assist the Company on business matters of the Company reasonably within your knowledge as reasonably requested; (iii) make business introductions on behalf of the Company as reasonably requested; and (iv) provide advice to the Company on business matters of the Company as reasonably requested. Notwithstanding anything in this Letter to the contrary, the Company may terminate the Consulting Period and the Company’s obligation to pay the

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Consulting Fee effective immediately in the event of any breach by you of any of the terms set forth in this Letter. During the Consulting Period, the Company will not disclose or otherwise provide to you any material non-public information concerning any member of the Company Group without your advance written consent (after prior notice to you that any information proposed to be provided may constitute material non-public information). The Company will promptly reimburse you for all out of pocket expenses you incur in connection with providing the consulting services, subject to the prior approval of the Company.

(c)For the avoidance of doubt, immediately following the Separation Date, you will not be an employee of the Company. During the Consulting Period, you will have the relationship of an independent contractor to the Company. As an independent contractor, you will have the sole responsibility and obligation to report your net earnings from the Company and otherwise as received as self-employment income on your tax returns and to pay such taxes as are required by law. You and the Company agree that you are an independent contractor and that, as such, the Company will have no right, responsibility or obligation to withhold income or payroll taxes under the United States Insurance Contributions Act or under state unemployment, disability or other laws from amounts due to you from the Company or to pay employer payroll taxes under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees.

2.Compensation. In exchange for your services during the Consulting Period and your execution and non-revocation of the release set forth in this Letter and compliance with all restrictive covenant obligations you have to the Company Group, including those set forth in this Letter, you are entitled to: (i) your base salary as in effect on the date of this Letter through the end of the Consulting Period ($750,000), payable in accordance with the ordinary payroll practices of the Company but subject to Section 1(c) of this Letter (the “Consulting Fee”); (ii) the vesting, effective as of the first business day following the Separation Date, of the 229,868 restricted stock units (“RSUs”) granted to you pursuant to the Restricted Stock Unit Agreement, dated March 8, 2021 (the “RSU Agreement”), and the Company’s 2021 Equity Incentive Plan (the “Equity Plan”), which RSUs will be settled on such vesting date, with tax withholdings incurred upon such vesting and settlement to be satisfied pursuant to the net settlement provision set forth in clause
(b) of the second sentence of Section 8.1 of the RSU Agreement; (iii) a grant of 280,000 RSUs with respect to shares of the Company’s Class A common stock (the “New Grant”), granted under the Equity Plan on the first business day of the Consulting Period, which will be vested at grant and settled in 12 equal weekly installments starting the first Friday following the grant date and each Friday thereafter; (iv) Company coverage and payment of your Bloomberg terminal subscription fees during the Consulting Period; and (v) prompt reimbursement of your reasonable, documented attorneys’ fees incurred in connection with your review and negotiation of this Letter and the transactions contemplated by this Letter, not to exceed $7,500. Notwithstanding anything to the contrary in the RSU Agreement, the Equity Plan or any other agreement between you and the Company, you acknowledge and agree that you are solely responsible for the taxes and remittance of taxes related to the New Grant, which is granted to you in your capacity as a consultant to the Company, and the Company will have no obligations to withhold or pay any taxes related thereto. Within 30 days following the Separation Date, the Company will reimburse you for all travel and other business-related expenses incurred by you in the fulfillment of your duties to the Company on or before the Separation Date (upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the

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Company). In the event that the Company breaches any of its obligations under this Section 2 and, if such breach is curable, fails to cure such breach within five (5) business days following written notice from you of such breach, (a) your obligations under Section 1(b) and 8(a) of this Agreement shall automatically terminate upon such breach or, if such breach is curable, on the fifth (5th) business day after such breach if the breach has not been cured and (b) all amounts due and payable, but not yet paid, under this Section 2, including without limitation subsections 2(i), 2(iii), 2(iv) and 2(v), shall accelerate and be due and payable within three (3) business days after such termination of this Agreement. The compensation provided to you under this Letter is the result of an arm’s length negotiation and reflects the fair market value of the services and other consideration that you will provide during the Consulting Period.

3.Return of Property. Except as may be reasonably required by you in order to provide consulting services during the Consulting Period (as defined in this Letter), you agree that no later than five days following the Separation Date, you will return any and all property, including all copies or duplicates thereof, belonging to the Company Group, including but not limited to, keys, key cards, security cards, identification badges, Confidential and Proprietary Information, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company Group property under your control. Anything to the contrary notwithstanding, you will be entitled to retain (a) personal papers and other materials of a personal nature; provided, that such papers or materials do not include Confidential and Proprietary Information, (b) information showing your compensation or relating to reimbursement of expenses, and (c) copies of notices and agreements relating to your employment, or termination thereof, with the Company that you received in your capacity as a party to such notices or agreements

4.Cooperation. You will cooperate in all reasonable respects with the Company and its directors, officers, attorneys and experts in connection with matters arising out of your service to the Company, including the transition of your duties and responsibilities to any successor and in connection with any action, proceeding, investigation or litigation involving the Company, including any such action, proceeding, investigation or litigation in which you are called to testify. The Company will reimburse you for reasonable expenses incurred in connection with such cooperation.

5.Non-disparagement. You agree that from the date hereof, you will not make any negative comments or otherwise disparage any member of the Company Group or any member’s officers, boards or individual directors, employees, shareholders or agents. The Company agrees that it will direct its executive officers and members of the Board to not make any negative comments or otherwise disparage you. The preceding sentences will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) nor will it bar any comments that cannot be barred by law.

6.Confidential Information.

(a)You hereby represent, warrant and agree that: (a) during the course of your employment, you were provided or have had access to Confidential and Proprietary Information and during the Consulting Period you may be provided or have access to Confidential and

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Proprietary Information (as defined below); (b) you have not removed (except for use in the Company’s business), nor will you at any time (including after the Separation Date) remove from any Company Group facility any Confidential and Proprietary Information or documents, materials, or copies thereof containing any Confidential and Proprietary Information (including electronic data in any form, except for use in the Company’s business during the Consulting Period); and (c) you will retain in strict confidence and will not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential and Proprietary Information (except for use in the Company’s business during the Consulting Period) (and in each case subject to Section 3 of this Letter). You further understand and agree that all Confidential and Proprietary Information has been divulged or made available to you in confidence and that it would be damaging to the Company if any such Confidential and Proprietary Information were disclosed to any competitor of the Company Group or any third party or person. As used in this Letter, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of the Company Group and its equityholders, including: (i) information of a commercially sensitive, proprietary or personal nature; (ii) information and documents that have been designated or treated as confidential; (iii) financial data, customer, vendor or shareholder lists or data, advertising, business, sales or marketing plans, tactics and strategies, projects, technical or strategic information about any of the Company Group’s businesses, plans or strategies to market or distribute the services or products of such businesses, plans, tactics, or strategies for third-party negotiations, including planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques, trade secrets and other intellectual property, merchandising, advertising, marketing or sales strategies or plans, litigation theories or strategies, terms of agreements with third parties and third party trade secrets, information about any of the Company Group’s (to the extent applicable) employees, agents, compensation (including bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non- public material or information relating to any of the Company Group; and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company Group, during your employment with or service to, including consulting service, the Company. Information publicly available or generally known within the industry in which any member of the Company Group competes (other than information that has become publicly available as a result of a breach of this Letter) is not considered Confidential and Proprietary Information.

(b)Notwithstanding the foregoing in Section 6(a), Confidential and Proprietary Information of the Company may be disclosed (i) where required by law or order of a court of competent jurisdiction or (ii) where you have the legally protected right to disclose to any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (i) and (ii), to the extent reasonably practicable, you give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable and legally permissible, the opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, you will disclose only that portion of the Confidential and Proprietary Information which, based on the advice of your legal counsel, is legally required to be disclosed and will exercise reasonable efforts to provide that the receiving person will agree to treat such Confidential and Proprietary Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and the

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Company will be given an opportunity to review the Confidential and Proprietary Information prior to disclosure thereof. No provisions in this Letter are intended to prohibit you from cooperating with or reporting violations to, the Securities and Exchange Commission or any other such governmental entity, and you may do so without disclosure to the Company.

7.Intellectual Property. You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your input during the course of your employment or other service with the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.

8.Non-Competition and Non-Solicitation.

(a)In consideration of the Consulting Fee, you agree that during the Consulting Period, you will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, provide any labor, work, services or assistance to a business (other than an affiliate of Atlas Holdings LLC) competitive with the Company Group, including a business engaged in or exploring the business of cryptocurrency mining or electrical power generation, in the United States and any other geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Consulting Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein limits your right to own not more than 1% of any of the debt or equity securities of any business organization.

(b)In consideration of the Consulting Fee, you agree that, during the Consulting Period, you will not, directly or indirectly: (a) solicit or induce, or attempt to solicit or induce, or assist any third party to solicit or induce, directly or indirectly, any employee of the Company Group to leave the employ of the Company Group; (b) hire any current or former employee of the Company Group or assist in the hiring of any such employee by any person, association or entity not affiliated with the Company Group; or (c) induce, solicit or encourage any customer or potential customer of the Company Group to cease doing business with the Company Group (or decrease the amount of business it does with the Company Group) or do business with you (unless for the benefit of a member of the Company Group) or any business competitive with the Company Group. For purposes of this Letter, a “potential customer or client” is any person or entity with whom any member of the Company Group is, at the Separation Date, or was, during the one-year period immediately preceding the Separation Date, engaged in discussions regarding one or more possible transactions with the Company Group. You will not be prohibited from advertising to the general public any employment opportunities or requests for consultancy services (which advertisements are not targeted at employees or independent contractors of the Company Group).

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(c)You agree that you and the Company have attempted to limit your right to solicit and compete as applicable only to the extent permitted by applicable law and necessary to protect the legitimate business interests of the Company. If a court of competent jurisdiction determines that the duration and geographic scope of restrictions in this Section 8 are too long in duration or too broad in scope to be reasonable and enforceable, the court will reduce the duration or geographic scope only so much as is necessary for the restrictions to be enforceable.

9.General Release of Claims. In consideration for receiving the benefits set forth in Section 2 of this Letter, which you agree are valuable and sufficient consideration to which you would not otherwise be entitled, and, having had the opportunity to consult with counsel of your choice, you agree to the general release of claims set forth in this Section 9.

(a)You and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally waive, release and forever discharge the Company and all members of the Company Group and its and their subsidiaries, predecessors, affiliated companies as well as any of their current and former directors, officers, agents, shareholders, employees, trustees and partners, in their corporate and individual capacities (the “Releasees”) from any and all claims, demands, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, suspected or unsuspected, that the Releasors may have, or in the future may possess, arising from (i) your employment relationship with and service as an employee or service provider of the Company, and the termination of such employment relationship or service and (ii) any event, condition, circumstance, conduct, occurrence, omission, transaction or obligation that occurred, existed or arose on or prior to the date hereof (“Claims”) including, without limitation, (1) any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the New York Labor Law, including the New York State Human Rights Law, the New York Retaliatory Action by Employers Law, Article 6 of the New York Labor Law, the New York Nondiscrimination for Legal Actions Law, Article 4 of the New York Civil Rights Law, Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (“ADEA”), each as amended, and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released, (2) any and all Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, equity compensation, vacation and/or severance and (3) any tort or contract Claims, including, without limitation, wrongful or retaliatory discharge, breach of contract, defamation, slander, libel, emotional distress, tortious conduct, invasion of privacy, interference with contract, violation of public policy, implied covenant of good faith and fair dealing, negligence, fraud, personal injury or sickness or any other harm. The Releasors do not hereby release, discharge or waive (i) any right Releasors may have to enforce this Letter (ii) any Claims which cannot be waived by law, (iii) any rights to vested benefits under the Company’s ERISA retirement and welfare benefit plans or (iv) any rights to indemnification as a director, officer, fiduciary or otherwise in connection with your service for the Company Group, whether pursuant to any contract, insurance policy, organizational documents, applicable law or otherwise, including, without limitation, pursuant to the Indemnification Agreement, effective as of September 14, 2021, by and between the Company and you.

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(b)You have not filed and, except as provided in the following sentence of this Section 9(b), you hereby agree not to initiate or cause to be initiated on your behalf, any complaint, claim or proceeding against the Releasees relating to your employment or termination of employment (each, individually, a “Proceeding”), and agree not to participate voluntarily in any Proceeding. You hereby waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. This Section 9(b) will not preclude you from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or any other government entity. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency. Furthermore, notwithstanding anything herein to the contrary, nothing in this Letter or any other agreement with the Company, will (A) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or
(B) require notification or prior approval by the Company of any reporting described in clause (A).

(c)This Letter is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA. You will have up to 21 calendar days from the date of this Letter to decide whether to accept and sign this Letter. In the event you do sign this Letter, you may revoke or rescind your acceptance to those provisions of this Letter releasing and waiving your rights and claims under ADEA within seven calendar days of signing this Letter. In order to effectively revoke or rescind in accordance herewith, the revocation or rescission must be in writing and postmarked within such period, and properly addressed to the General Counsel of the Company at the Company’s principal corporate offices.

10.Acknowledgements. By executing and delivering this Letter, you acknowledge and agree that:

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understand it;
(a)
You have carefully read this Letter;

(b)This Letter (including Section 9) has been written in a way so that you could

(c)You have had sufficient time to consider this Letter before the execution and delivery hereof to the Company;

(d)You have been advised, and hereby are advised in writing, to discuss this Letter with an attorney of your choice and you have had adequate opportunity to do so prior to executing and delivering this Letter;

(e)You fully understand the final and binding effect of this Letter, the only promises made to you to sign this Letter are those stated within the four corners of this Letter, and you are signing this Letter knowingly, voluntarily and of your own free will, and you understand and agree to each of the terms and conditions herein; and

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(f)No Releasee has provided any tax or legal advice regarding this Letter, and you have had an adequate opportunity to receive sufficient tax and legal advice from advisors of your own choosing such that you enter into this Letter with full understanding of the tax and legal implications thereof.

11.Section 409A. The compensation and benefits provided by this Letter are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Letter will be interpreted and construed consistent with that intent. A termination of employment will not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Letter, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” Notwithstanding any other provision of this Letter, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment will be paid (or provided) in accordance with this Section 10(h). As a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, to the extent required by Section 409A of the Code, no payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A of the Code will be made or commence during the period beginning on your termination and ending on the date that is six months following your termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid to you on the fifteenth day of the first calendar month following the end of the period. Each amount to be paid or benefit to be provided under this Letter will be construed as a separate and distinct payment for purposes of Section 409A. Payments with respect to reimbursements of expenses will be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

12.Miscellaneous.

(a)This Letter will be deemed to be made under, and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York without reference to its conflict of law principles. You and the Company hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the City and State of New York with respect to the interpretation and enforcement of the provisions of this Letter, and you and the Company each hereby waive, and agree not to assert as a defense, that you or it is not subject thereto or that the venue thereof may not be appropriate.

(b)This Letter sets forth the entire agreement and understanding between you and the Company Group with respect to the matters covered by this Letter and supersedes and replaces any express or implied, written or oral, prior agreement with respect to the terms of your employment. This Letter may be amended only by a written document signed by both you and the Company.

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(c)Any failure by you or the Company to enforce any of the terms, provisions or covenants of this Letter will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by you or the Company of any breach or default by the other party to this Letter of any term or provision of this Letter will not operate as a waiver of any other breach or default.

(d)This Letter may be executed in one or more counterparts, which together will constitute one and the same agreement. Facsimile signatures and those transmitted by e-mail or other electronic means will have the same effect as originals.

(e)The Company may withhold from any payment due under this Letter any taxes that are required to be withheld under any applicable law, rule or regulation.

(f)In the event of a breach or threatened breach by you of any of the provisions of this Letter, you consent and agree that the Company will be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction. Any equitable relief will be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

(g)The provisions of this Letter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Letter without the express written consent of the Company.

(h)In the event any provision or portion of this Letter will be determined to be illegal, invalid or unenforceable, the remainder of this Letter, and the remainder of any such provision or portion will not be affected and will be given full effect without regard to the illegal, invalid or unenforceable provision or portion.

(i)Nothing contained in this Letter will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

Sincerely,

/s/ Tim Fazio

Tim Fazio
Chair of the Board of Directors of Greenidge Generation Holdings Inc.

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You acknowledge and agree that you understand this Letter and that you have had adequate time and a full opportunity to consider and seek legal advice regarding all its aspects. In signing this Letter, you have acted voluntarily and have not relied upon any representation made by the Company or any of its agents, employees or representatives.

Accepted and Agreed:

/s/ Jeffrey E. Kirt
Jeffrey E. Kirt
Date: October 10, 2022

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